DYNAMIC RESOURCES CORP.
                        (AN EXPLORATION STAGE COMPANY)

                  REPORT AND CONSOLIDATED FINANCIAL STATEMENTS
                        (EXPRESSED IN CANADIAN DOLLARS)

                           DECEMBER 31, 2005 AND 2004

<1>


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders,
Dynamic Resources Corp.
(An Exploration Stage Company)

We have audited the consolidated balance sheets of Dynamic Resources Corp. (An Exploration Stage Company) as at December 31, 2005 and 2004 and the consolidated statements of operations, shareholders' equity (deficiency) and cash flows for the years ended December 31, 2005, 2004 and 2003. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at December 31, 2005 and 2004 and the results of its operations and its cash flows for the years ended December 31, 2005, 2004 and 2003 in accordance with Canadian generally accepted accounting principles.

 Vancouver, Canada                        "AMISANO HANSON"
 April 15, 2006, except as to Note 5 Chartered Accountants which is as of April 22, 2006

      COMMENTS BY AUDITOR FOR US READERS ON CANADA - US REPORTING CONFLICT

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is substantial doubt about a Corporation's ability to continue as a going concern. The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assumes the realization of assets and discharge of liabilities in the normal course of business. As discussed in Note 1 to the accompanying financial statements, the Corporation has accumulated substantial losses since its inception and expects to incur further losses in the development of its business. It's ability to continue as a going concern is dependent upon the ability of the Corporation to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

Our report to the shareholders dated April 15, 2006, except as to Note 5 which is as of April 22, 2006, is expressed in accordance with Canadian reporting standards which do not permit a reference to such uncertainty in the auditors' report when the uncertainty is adequately disclosed in the financial statements.

 Vancouver, Canada                        "AMISANO HANSON"
 April 15, 2006, except as to Note 5 Chartered Accountants which is as of April 22, 2006
<2>

DYNAMIC RESOURCES CORP.
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
AS AT DECEMBER 31
(Expressed in Canadian Dollars)

--------------------------------------------------------------------------------

                                                           2005         2004
--------------------------------------------------------------------------------

ASSETS

CURRENT
  Cash                                                 $ 395,685    $ 105,395
  Amounts receivable                                      34,164       13,868
  Prepaid expenses                                         7,803        8,375

TOTAL CURRENT ASSETS                                     437,652      127,638

DUE FROM DIRECTORS (Note 8)                                 -           6,960
INVESTMENT IN LIMITED PARTNERSHIP (Note 4)            16,594,221   16,686,594
ADVANCES FOR MINERAL PROPERTY EXPLORATION (Note 5)        14,676       19,492
MINERAL PROPERTIES (Schedule 1 and Note 5)               463,912      243,596
OIL AND GAS PROPERTIES (Schedule 2 and Notes 6 and 14) 1,507,145            -

TOTAL ASSETS                                         $19,017,606  $17,084,280
--------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT
  Accounts payable                                   $   106,633  $   104,754
  Due to directors (Note 8)                               39,046            -

TOTAL CURRENT LIABILITIES                                145,679      104,754

PROMISSORY NOTES PAYABLE (Note 4)                     16,594,221   16,686,594

TOTAL LIABILITIES                                     16,739,900   16,791,348

SHAREHOLDERS' EQUITY
  Capital stock (Notes 7, 8 and 14)                   17,354,359   15,014,117
  Contributed surplus (Note 7)                           238,947      112,000
  Accumulated deficit                                (15,315,600) (14,833,185)

TOTAL SHAREHOLDERS' EQUITY                             2,277,706      292,932

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $19,017,606  $17,084,280
--------------------------------------------------------------------------------

NATURE AND CONTINUANCE OF OPERATIONS (Note 1)
COMMITMENTS (Note 13)
CONTINGENCY (Note 12)
SUBSEQUENT EVENTS (Notes 5 and 14)

APPROVED ON BEHALF OF THE BOARD:



---------------------			-----------------------
Director                                Director


                             SEE ACCOMPANYING NOTES

DYNAMIC RESOURCES CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
for the years ended December 31, 2005, 2004 and 2003
(Expressed in Canadian Dollars)



                                                                          2005               2004         2003



GENERAL AND ADMINISTRATIVE EXPENSES
  Accounting and audit fees                                           $  79,972           $  38,747    $  22,315
  Consulting fees                                                       200,211             160,130         -
  Foreign exchange loss (gain)                                            4,547              21,690     (107,945)
  Interest                                                                1,124                 121        5,863
  Interest on promissory notes                                          783,616             854,498         -
  Investor relations costs                                              124,481              59,596         -
  Legal fees                                                             33,615              17,037       16,997
  Management fees (Note 8)                                               83,479              72,000       48,000
  Office (Note 8)                                                        32,319              12,896          753
  Rent                                                                   23,839              16,070        8,564
  Stock-based compensation (Note 7)                                     126,947             112,000         -
  Telephone                                                               8,728               6,797         -
  Transfer agent and filing fees                                         18,751              30,968        2,314
  Travel                                                                 45,813              35,269         -
  Limited partnership income                                         (4,737,072)         (4,860,558)        -
  Write-down of investment in a limited partnership (Note 4)          3,639,377           3,781,723         -

INCOME (LOSS) BEFORE OTHER ITEMS                                       (469,747)           (358,984)        3,139

OTHER ITEMS
  Interest and other income                                                -                 2,000          -
  Property investigation costs                                          (12,668)            (7,067)         -
  Gain on settlement of accounts payable                                   -                   -           1,466

                                                                        (12,668)            (5,067)        1,466

NET INCOME (LOSS) FOR THE YEAR                       		     $ (482,415)  	$ (364,051)    $   4,605


BASIC AND DILUTED EARNINGS (LOSS)                    		     $    (0.02) 	$    (0.02)    $    0.00


WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING 		     41,189,782         19,595,448     3,854,657






                             SEE ACCOMPANYING NOTES

DYNAMIC RESOURCES CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIENCY)
(Expressed in Canadian Dollars)


                                                                    Common Stock
                                                                                            Share
                                                                                    Subscriptions Contributed Accumulated
								Shares    Amount       Received     Surplus     Deficit       Total



Balance, December 31, 1993                                           -  $      -      $ 	-    $ 	    -    $ 	-    $ 	        -
Issuance of shares for cash:
 Pursuant to public offering		- at $1.00             200,000   200,000     		-           -           -         200,000
  - share subscriptions			- at $0.2778           180,000    50,000      		-           -           -          50,000
  - share subscriptions			- at $0.3348            82,962    27,777    		-           -           -          27,777
Net loss for the period ended December 31, 1994			     -         -		-	    -	  (45,334)        (45,334)

Balance, December 31, 1994                                     462,962   277,777    		-           -     (45,334)        232,443
Issuance of shares for cash:
 Pursuant to the exercise of share
  purchase options			- at $1.00  		20,000    20,000      		-           -           -          20,000
                      			- at $1.50              41,200    61,800      		-           -           -          61,800
                      			- at $5.00               8,000    40,000     	  	-           -           -          40,000
 Pursuant to the exercise of share
  purchase warrants			- at $5.50 	       414,500 2,279,750   		-           -           -       2,279,750
 Pursuant to a private placement	- at $1.70             500,000   850,000     		-           -           -         850,000
  Less: finders' fee                                                 -   (85,000)    		-           -           -         (85,000)
 Pursuant to share purchase agreement	- at $10.50            160,000 1,680,000   		-           -           -       1,680,000
 For finders' fee                                               12,857   135,000     		-           -           -         135,000
 Issuance of shares pursuant to property acquisition
  agreements          			- at $17.00             10,000   170,000     		-           -           -         170,000
                      			- at $17.80             10,000   178,000     		-           -           -         178,000
Net loss for the year ended December 31, 1995			     - 	       - 		-           -    (914,654)       (914,654)

Balance, December 31, 1995                                   1,639,519 5,607,327   		-           -    (959,988)      4,647,339
Issuance of shares for cash:
 Pursuant to private placements		- at $6.00             336,667 2,020,000  		-           -           -       2,020,000
  Less: finders' fee                                                 -  (127,500)   		-           -           -        (127,500)
  Less: commission                                                   -    (3,580)    		-           -           -          (3,580)
  Pursuant to the exercise of share
   purchase options			- at $8.00 		57,150   457,200     		-           -           -         457,200
                      			- at $1.50               5,000     7,500       		-           -           -           7,500
                      			- at $5.00              77,000   385,000   		-           -           -         385,000
                      			- at $6.00              13,000    78,000   		-           -           -          78,000
 Pursuant to the exercise of share
  purchase warrants			- at $5.50 		85,500   470,250     		-           -           -         470,250
                      			- at $7.50             220,000 1,650,000   		-           -           -       1,650,000
 Issuance of shares pursuant to a
  property acquisition agreement        - at $8.50              25,000   212,500     		-           -           -         212,500
Net loss for the year ended December 31, 1996			     -	       -		-           -  (7,039,774)     (7,039,774)


                                 - continued -


                             SEE ACCOMPANYING NOTES

DYNAMIC RESOURCES CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIENCY)
(Expressed in Canadian Dollars)



    Continued...
                                                                    Common Stock
                                                                                            Share
                                                                                    Subscriptions Contributed Accumulated
								Shares    Amount       Received     Surplus     Deficit       Total



Balance, December 31, 1996                        	       2,458,836  10,756,697 		-           -    (7,999,762)  2,756,935
Issuance of shares for cash:
  Pursuant to the exercise of share purchase
   options               		- at $2.00		  82,750     165,500  		-           -         -         165,500
  Pursuant to private placements	- at $2.10        	 200,000     420,000  		-           -         -         420,000
                                      	- at $3.00               321,951     965,854 		-           -         -         965,854
Issuance of shares for services:
  Pursuant to share purchase options	- at $2.00     		   4,000       8,000    	-           -         -           8,000
  Issuance of shares pursuant to
   property acquisition agreement 	- at $6.00                25,000     150,000  		-           -         -         150,000

Net loss for the year ended December 31, 1997     		       -           -       	-           -   (2,017,700)  (2,017,700)

Balance, December 31, 1997				       3,092,537  12,466,051   		-           -  (10,017,462)   2,448,589
Issuance of shares for cash:
  Pursuant to the exercise of share
   purchase options    			- at $1.20 		 280,000     336,000     	-           -         -         336,000
  Pursuant to private placement         - at $1.20 		 417,120     500,544     	-           -         -         500,544

Issuance of shares for services:
  Pursuant to share purchase warrants   - at $1.20  		  65,000      78,000      	-           -         -          78,000

Net loss for the year ended December 31, 1998  			       -           -          	-           -  (4,453,051)   (4,453,051)

Balance, December 31, 1998				       3,854,657  13,380,595   		-           - (14,470,513)   (1,089,918)
Net loss for the year ended December 31, 1999   		       -           -          	-           -     (72,881)      (72,881)

Balance, December 31, 1999				       3,854,657  13,380,595   		-           - (14,543,394)   (1,162,799)
Net loss for the year ended December 31, 2000 			       -           -            -           -     (35,111)      (35,111)

Balance, December 31, 2000				       3,854,657  13,380,595   		-           - (14,578,505)   (1,197,910)
Net loss for the year ended December 31, 2001   		       -           -            -           -     (51,332)      (51,332)

Balance, December 31, 2001 				       3,854,657  13,380,595   		-           - (14,629,837)   (1,249,242)
Net income for the year ended December 31, 2002  		       -           -            -           -     156,098       156,098


Balance, December 31, 2002				       3,854,657  13,380,595   		-           - (14,473,739)   (1,093,144)
Share subscriptions       					       -           -        2,500           -           -         2,500
Net income for the year ended December 31, 2003   		       -           -            -           -       4,605         4,605


                                 - continued -


                             SEE ACCOMPANYING NOTES

DYNAMIC RESOURCES CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIENCY)
(Expressed in Canadian Dollars)

    Continued...
                                                                    Common Stock
                                                                                            Share
                                                                                    Subscriptions Contributed   Accumulated
								  Shares    Amount       Received     Surplus       Deficit       Total



Balance, December 31, 2003				       3,854,657  13,380,595  	    2,500	     -  (14,469,134) (1,086,039)
Pursuant to the acquisition of mineral
  properties 				- at $0.01	 	 200,000       2,000            -            -            -       2,000
					- at $0.05             2,750,000     137,500      	-            -            -     137,500
Issuance of shares for cash:
  Pursuant to private placement		- at $0.05            11,655,986     582,799       (2,500)           -            -     580,299
  Less: finders' fees paid                                  	       -      (3,000)		-	     -		  -      (3,000)
Finders' fee on private placement	- at $0.05               100,000           -           	-            -            -           -
Pursuant to debt settlement agreements	- at $0.05 - $0.15    15,021,839     936,382      	-            -            -     936,382
Less: share issue costs                                    	       -     (22,159)     	-            -            -     (22,159)
Stock-based compensation                                   	       -           -           	-      112,000            -     112,000
Net loss for the period ended December 31, 2004            	       -           -           	-            -     (364,051)   (364,051)

Balance, December 31, 2004                                    33,582,482  15,014,117   		-      112,000  (14,833,185)    292,932
Pursuant to debt settlement agreement	- at $0.05               400,000      20,000       	-            -            -      20,000
Issuance of shares for cash:
 Pursuant to private placements		- at $0.05            13,600,000     680,000      	-            -            -     680,000
                      			- at $0.10             1,100,000     110,000      	-            -            -     110,000
                      			- at $0.12US           3,350,000     477,013      	-            -            -     477,013
                      			- at $0.15             2,066,700     310,005      	-            -            -     310,005
 Less: finders' fees                                       	       -     (88,050)     	-            -            -     (88,050)
 Less: share issue costs                                   	       -     (18,726)     	-            -            -     (18,726)
 Pursuant to exercise of share
   purchase warrants			- at $0.15	         700,000     105,000      	-            -            -     105,000
Pursuant to acquisition of resource
   properties				- at $0.05 	       1,000,000      50,000       	-            -            -      50,000
                      			- at $0.135            3,000,000     405,000      	-            -            -     405,000
                      			- at $0.15             1,800,000     270,000      	-            -            -     270,000
Finders' fee on acquisition of resource
   property 				- at $0.05		 400,000      20,000       	-            -            -      20,000
Stock-based compensation                                   	       -           -          	-      126,947            -     126,947
Net loss for the period ended December 31, 2005            	       -           -            -            -      482,415)   (482,415)

Balance, December 31, 2005				      60,999,182 $17,354,359   $        -     $238,947 $(15,315,600) $2,277,706







                             SEE ACCOMPANYING NOTES

DYNAMIC RESOURCES CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended December 31, 2005, 2004 and 2003
(Expressed in Canadian Dollars)





                                                                  2005        2004      2003
CASH FLOWS FROM OPERATING ACTIVITIES
  Income (loss) for the year                                $ (482,415)  $(364,051)  $   4,605
  Items not affecting cash:
    Stock-based compensation                                   126,947     112,000          -
    Limited partnership income                              (4,737,072) (4,860,558)         -
    Interest on promissory notes                               783,616     854,498          -
    Write-down of investment in a limited partnership        3,639,377   3,781,723          -
    Gain on settlement of accounts payable                           -           -     (1,466)
  Changes in non-cash working capital items:
    Amounts receivable                                         (20,296)    (11,046)    (2,822)
    Prepaid expenses                                               572      (8,375)         -
    Accounts payable                                            21,878     (22,249)   (70,928)

  Net cash flows used in operating activities                 (667,393)   (518,058)   (70,611)

CASH FLOWS FROM INVESTING ACTIVITIES
  Distributions from limited partnership                     1,190,069   1,151,371          -
  Resource properties costs                                   (977,645)   (123,588)         -

  Net cash flows provided by investing activities              212,424   1,027,783          -

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds on issuance of capital stock                      1,575,242     557,640          -
  Share subscriptions received                                       -      (2,500)     2,500
  Repayment of promissory notes (net)                         (875,989)   (927,034)         -
  Advances receivable                                                -           -          -
  Advances from (to) directors                                  46,006     (34,937)    70,531

  Net cash flows provided by (used in) financing activities    745,259    (406,831)    73,031

INCREASE IN CASH FOR THE YEAR                                  290,290     102,894      2,420

CASH, BEGINNING OF THE YEAR                                    105,395       2,501         81

CASH, END OF THE YEAR                                       $  395,685   $ 105,395   $  2,501


SUPPLEMENTAL DISCLOSURES WITH RESPECT TO CASH FLOWS:

CASH PAID FOR INTEREST                                      $    -      $    -      $    -

CASH PAID FOR INCOME TAXES                                  $    -      $    -      $    -

Non-cash Transactions - Note 10



                             SEE ACCOMPANYING NOTES

DYNAMIC RESOURCES CORP.                                             Schedule 1
(An Exploration Stage Company)
SCHEDULE OF MINERAL PROPERTIES
for the years ended December 31, 2005 and 2004
(Expressed in Canadian Dollars)


                                          For the year ended December 31, 2005

                                    Acquisition costs                Deferred
                                                                 exploration costs
                           Balance,      Additions     Balance,      Balance,      Total costs,
                           Beginning                    End of     Beginning and   December 31,
                          of the year  Shares   Cash   the year   end of the year      2005

UNITES STATES OF AMERICA:

  Good Hope               $93,247     $    -   $24,816 $118,063  $ 23,096          $141,159

CANADA:

  Franklin Creek            4,500          -         -    4,500    15,253            19,753

  Quest Lake               65,000          -         -   65,000         -            65,000

  MAG 1-2                  42,500          -         -   42,500         -            42,500

  Alan Claims                   -     50,000     4,500   54,500         -            54,500

  Alice Claims                  -    135,000     6,000  141,000         -           141,000

                          $205,247  $185,000   $35,316 $425,563  $ 38,349          $463,912


                                                             .../cont'd




                             SEE ACCOMPANYING NOTES

DYNAMIC RESOURCES CORP.                                  Schedule 1 (Continued)
(An Exploration Stage Company)
SCHEDULE OF MINERAL PROPERTIES
for the years ended December 31, 2005 and 2004
(Expressed in Canadian Dollars)


                                                 For the year ended December 31, 2004
                                 United States
                                  of America               Canada

                                                Franklin
                                   Good Hope     Creek   Quest Lake MAG 1-2   Total

Acquisition Costs
  Balance, beginning of the year $   -          $  2,000 $   -      $   -    $  2,000
   Additions:
    Cash                           20,401           -      15,000      5,000   40,401
    Common shares                  50,000           -      50,000     37,500  137,500
    Option payments                 6,363           -        -          -       6,363
    Staking and land taxes         16,483          2,500     -          -      18,983

                                   93,247          4,500   65,000     42,500  205,247

Deferred Exploration Costs
  Balance, beginning of the year     -              -        -          -        -
   Additions:
    Consulting                      3,339          5,000     -          -       8,339
    Other                           6,362          6,205     -          -      12,567
    Third-party exploration        13,395           -        -          -      13,395
    Travel and accommodations        -             4,048     -          -       4,048

                                   23,096         15,253     -          -      38,349

Total costs, end of the year     $116,343       $ 19,753 $ 65,000   $ 42,500 $243,596




                             SEE ACCOMPANYING NOTES

DYNAMIC RESOURCES CORP.                                             Schedule 2
(An Exploration Stage Company)
SCHEDULE OF OIL AND GAS PROPERTIES
for the years ended December 31, 2005 and 2004
(Expressed in Canadian Dollars)

--------------------------------------------------------------------------

                                 For the year ended December 31, 2005

                                          Acquisition costs
                            ----------------------------------------------
                              Balance,        Additions        Balance,
                              Beginning                         End of
                             of the year   Shares     Cash     the year
--------------------------------------------------------------------------

 UNITES STATES OF AMERICA:

   Cook Ranch Deep Prospect  $       -   $  20,000  $ 457,655 $  477,655

   Motley and Floyd Prospect         -     135,000    109,626    244,626

   Palo Duro Prospect                -     405,000    379,864    784,864

                             $       -   $ 560,000  $ 947,145 $1,507,145
--------------------------------------------------------------------------








                             SEE ACCOMPANYING NOTES

DYNAMIC RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in Canadian Dollars)



1.    NATURE AND CONTINUANCE OF OPERATIONS


      Dynamic Resources Corp. (the "Corporation") was incorporated under the Alberta Business Corporations Act on May 21, 1993 and is listed for trading on the Canadian Trading and Quotation System Inc. ("CNQ") and the Pink Sheets in the United States of America.

      The Corporation is in the exploration stage and is in the process of exploring and developing its resource properties and has not yet determined whether these properties contain reserves that are economically recoverable. The recoverability of amounts shown for resource properties and related deferred exploration expenditures are dependent upon the discovery of economically recoverable reserves, confirmation of the Corporation's interest in the underlying mineral claims, the ability of the Corporation to obtain necessary financing to complete the development of the resource properties and upon future profitable production or proceeds from the disposition thereof.

      These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Corporation will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Corporation be unable to continue as a going concern. At December 31, 2005, the Corporation had not yet achieved profitable operations, has accumulated losses of $15,315,600 since its inception and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Corporation's ability to continue as a going concern. The Corporation's ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Corporation will be able to obtain additional funds by equity financing and/or related party advances, however, there is no assurance of additional funding being available.


2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The consolidated financial statements of the Corporation have been prepared in accordance with Canadian generally accepted accounting principles and are stated in Canadian dollars and, except as described in
      Note 16, conform in all material respects with accounting principles generally accepted in the United States of America. The financial statements have, in management's opinion, been properly prepared within the framework of significant accounting policies summarized below:

      A) PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Corporation and its inactive wholly owned subsidiaries, 663654 Alberta Ltd. and 679443 Alberta Ltd. The consolidated financial statements have been consolidated using the purchase method. All inter-company transactions and balances have been eliminated upon consolidation.

      B) USE OF ESTIMATES

         The preparation of financial statements in accordance with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from these estimates.

DYNAMIC RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in Canadian Dollars)




2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd{ellipsis})

      C) INVESTMENT IN LIMITED PARTNERSHIP

         The Corporation accounts for its investment in a limited partnership using the equity method, whereby the initial investment is recorded at cost and earnings are recorded only to the extent accrued or receivable. The carrying value of this investment is written-down to fair value if there is a permanent impairment in its carrying value.

      D) MINERAL PROPERTIES

         The Corporation defers the cost of acquiring, maintaining its interest, exploring and developing mineral properties until such time as the properties are placed into production, abandoned, sold or considered to be impaired in value. Costs of producing properties will be amortized on a unit of production basis and costs of abandoned properties are written-off. Proceeds received on the sale of interests in mineral properties are credited to the carrying value of the mineral properties, with any excess included in operations. Write-downs due to impairment in value are charged to operations.

         Mining tax credits are recorded in the accounts when there is reasonable assurance that the Corporation has complied with, and will continue to comply with, all conditions needed to obtain the credits. These non-repayable mining tax credits are earned in respect to exploration costs incurred in British Columbia, Canada and are deferred as credits along with the related exploration expenditures.

         The Corporation is in the process of exploring and developing its mineral properties and has not yet determined the amount of reserves available. Management reviews the carrying value of mineral properties on a periodic basis and will recognize impairment in value based upon current exploration results, the prospect of further work being carried out by the Corporation, the assessment of future probability of profitable revenues from the property or from the sale of the property. Amounts shown for properties represent costs incurred net of write-downs and recoveries, and are not intended to represent present or future values.

      E) OIL AND GAS PROPERTIES

         The Corporation follows the full cost method of accounting for oil and gas operations whereby all costs of exploring for and developing oil and gas reserves are initially capitalized on a country by country basis. Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling both productive and non-productive wells and overhead charges directly related to acquisition and exploration activities.

         Costs capitalized, together with the costs of production equipment, are depleted and amortized on the unit-of-production method based on the estimated gross proved reserves in each country. Petroleum products and reserves are converted to a common unit of measure, using 6 MCF of natural gas to one barrel of oil.

         Costs of acquiring and evaluating unproved properties are initially excluded from depletion calculations. These unevaluated properties are assessed periodically to ascertain whether impairment has occurred. When proved reserves are assigned or the property is considered to be impaired, the cost of the property or the amount of the impairment is added to costs subject to depletion calculations.

DYNAMIC RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in Canadian Dollars)




2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd{ellipsis})

      E) OIL AND GAS PROPERTIES (cont'd...)

         Proceeds from a sale of petroleum and natural gas properties are applied against capitalized costs, with no gain or loss recognized, unless such a sale would alter the rate of depletion by more than 20%. Royalties paid net of any tax credits received are netted with oil and gas sales.

         In applying the full cost method, the Corporation performs a ceiling test on properties which restricts the capitalized costs less accumulated depletion from exceeding an amount equal to the estimated undiscounted value of future net revenues from proved oil and gas reserves based on sales prices achievable under existing contracts and posted, average reference prices in effect at the end of the year and current costs, and after deducting estimated future general and administrative expenses, production related expenses, financing costs, future site restoration costs and income taxes, plus the costs (net of impairments) of unproven properties.

      F) IMPAIRMENT OF LONG-LIVED ASSETS

         Canadian generally accepted accounting principles require that long-lived assets and intangibles to be held and used by the Corporation be reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If changes in circumstances indicate that the carrying amount of an asset that an entity expects to hold and use may not be recoverable, future cash flows expected to result from the use of the asset and its disposition must be estimated. If the undiscounted value of the future cash flows is less than the carrying amount of the asset, impairment is recognized. Management believes there has been no impairment of the Corporation's long-lived assets as at December 31, 2005.

      G) ASSET RETIREMENT OBLIGATIONS

         The Corporation recognizes the fair value of a liability for an asset retirement obligation in the year in which it is incurred when a reasonable estimate of fair value can be made. The carrying amount of the related long-lived asset is increased by the same amount as the liability.

         Changes in the liability for an asset retirement obligation due to the passage of time will be measured by applying an interest method of allocation. The amount will be recognized as an increase in the liability and an accretion expense in the statement of operations. Changes resulting form revisions to the timing or the amount of the original estimate of undiscounted cash flows are recognized as an increase or a decrease in the carrying amount of the liability for an asset retirement obligation and the related asset retirement cost capitalized as part of the carrying amount of the related long-lived asset.

      H) ENVIRONMENTAL COSTS

         Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and which do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Corporation's commitment to a plan of action based on the then known facts. The Corporation does not anticipate any material capital expenditures for environmental costs as it is at an early stage of exploration.

DYNAMIC RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in Canadian Dollars)




2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

      i) EARNINGS (LOSS) PER SHARE

         Basic earnings (loss)  per  share  is  computed  by dividing the income
         (loss) for the year by the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per share reflects the potential dilution that could occur if potentially dilutive securities were exercised or converted to common stock. The dilutive effect of options and warrants and their equivalent is computed by application of the treasury stock method and the effect of convertible securities by the "if converted" method. Fully diluted amounts are not presented when the effect of the computations are anti-dilutive due to losses incurred. Accordingly, there is no difference in the amounts presented for basic and diluted loss per share.

      J) FOREIGN CURRENCY TRANSLATION

         The Corporation considers its function currency to be the Canadian dollar. Monetary items that are denominated in a foreign currency are translated into Canadian dollars at exchange rates prevailing at the balance sheet date and non-monetary items are translated at exchange rates prevailing when the assets were acquired or obligations incurred. Foreign currency denominated revenue and expense items are translated at the rate in effect on the date of the transaction. Gains or losses arising from the translation are included in operations.

      K) INCOME TAXES

         The Corporation follows the asset and liability method of accounting for income taxes in accordance with the recommendations of the Canadian Institute of Chartered Accountants. Under this method, future income taxes are recognized for the future income tax consequences attributable to differences between the financial statement carrying values and their respective income tax bases (temporary differences). Future income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is included in income in the period in which the change occurs. The amount of future income tax assets recognized is limited to the amount that is more likely than not to be realized.

      L) FINANCIAL INSTRUMENTS

         The carrying value of cash, accounts payable and due to/from a director approximate fair value because of the short maturity of those instruments. Promissory notes payable also approximates fair value. Unless otherwise noted, it is management's opinion that the Corporation is not exposed to significant interest, currency or credit risks arising from these financial instruments.

      M) STOCK-BASED COMPENSATION

         The Corporation has a stock option plan which is described in Note 7. The Corporation follows the recommendations of CICA Handbook Section 3870, "Stock-Based Compensation and Other Stock-Based Payments", which provides standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services. In accordance with these recommendations, stock options are recorded at their fair value on the date of grant as compensation expense. Compensation expense is recognized in the statement of operations over the vesting period. On the exercise of stock options, share capital is credited for consideration received and for fair value amounts previously credited to contributed surplus. The Corporation uses the Black-Scholes option pricing model to estimate the fair value of stock-based compensation.

DYNAMIC RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in Canadian Dollars)




3.    ACQUISITION OF SUBSIDIARIES

      663654 ALBERTA LTD.

      By an agreement dated September 15, 1995 the Corporation acquired 100% of the issued and outstanding shares of 663654 Alberta Ltd., by the issuance of 1,600,000 common shares of the Corporation at a deemed price of $1.05 per share ($1,680,000).

      663654 Alberta Ltd.'s principal business was the development of oil and gas properties. This subsidiary is inactive having abandoned its oil and gas properties during the year ended December 31, 1996.

      679443 ALBERTA LTD.

      The Corporation acquired 100% of the issued and outstanding shares of 679443 Alberta Ltd. on April 3, 1996 for $1. 679443 Alberta Ltd.'s principal business was the development of oil and gas properties. This subsidiary is inactive having disposed of its oil and gas properties during the year ended December 31, 1998.

4.    INVESTMENT IN LIMITED PARTNERSHIP AND PROMISSORY NOTES

      During the year ended December 31, 2004, the Corporation acquired an interest in a limited partnership (the "Partnership") involved in the petroleum and natural gas industry for $16,759,130. In consideration, the Corporation issued to the vendors promissory notes totalling $16,759,130 which bear interest at 4.75% and are all repayable on or before November 30, 2008. The promissory notes are entirely secured by a charge on the Corporation's interest in the Partnership. The promissory notes payable balance of $16,594,221 as at December 31, 2005 included accrued interest of $388,060.

      At December 31, 2005, the investment in the partnership was written down by $3,639,377 (December 31, 2004: $3,781,723).

5.    MINERAL PROPERTIES

      GOOD HOPE CLAIMS

      Pursuant to an agreement dated February 26, 2004 and an extension dated April 22, 2006, the Corporation was granted an option to earn a 60% interest in 97 mineral claims situated in Elko County, Nevada, U.S.A. (the "Claims"). To earn its interest, the Corporation is required to pay US$90,000 to the optionor over three years as follows:

         - US$15,000 on February 26, 2004 (paid);
         - US$20,000 on or before February 26, 2005 (paid);
         - US$25,000 on or before February 26, 2006;
         - US$30,000 on or before February 26, 2007.

      Issue 1,000,000 common shares of the Corporation to the optionor as follows:

         - 500,000 shares on May 1, 2004 (issued);
         - 500,000 shares on or before November 1, 2004 (issued).

DYNAMIC RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in Canadian Dollars)




5.    MINERAL PROPERTIES (cont'd...)

      GOOD HOPE CLAIMS (cont'd...)

      Expend US$600,000 on exploration of the claims as follows:

         - US$100,000 on or before February 26, 2005;
         - US$200,000 on or before February 26, 2006;
         - US$300,000 on or before February 26, 2007.

      The optionor will act as operator. Once the option has been fully earned, the optionor will have 120 days in which to provide written notice electing to either:

         a) form a joint venture in which the Corporation would have a 60% interest and the optionor 40%;

         b) not participate in a joint venture, in which event the Corporation will be deemed to have earned an undivided 100% interest in the Claims and the optionor shall be granted a 3% net smelter return royalty. The Corporation will have the right at any time to purchase up to two of the 3% royalty points by paying $1,000,000 per royalty percentage point to the optionor.

      As at December 31, 2005,  the  Corporation  has advances of $14,676 (2004:
      $19,492) with the operator for future exploration on the claims.

      On April 22, 2006, the Agreement was amended such that the Corporation was granted an extension to December 15, 2007 to meet the exploration expenditure requirements provided that:

      a) the US$25,000 option payment is made by May 7, 2006;
      b) a US$11,500 reclamation bond is posted by May 7, 2006;
      c) a geophysical survey estimated to cost US$70,000 is funded immediately;
      d) sufficient funds are forwarded to the optionor by June 1, 2006 to pay the annual maintenance fees on the Claims.

      FRANKLIN CREEK CLAIMS

      Pursuant to an agreement dated October 1, 2002, the Corporation acquired the rights to a 100% interest in 16 mineral property claims located in the Whitehorse Mining District, Yukon Territory, Canada. As consideration for this acquisition, the Corporation issued 200,000 common shares valued at $2,000.

      QUEST LAKE CLAIMS (FORMERLY TB1-12 PROPERTIES)

      Pursuant to an agreement dated June 9, 2004, the Corporation acquired the rights to a 100% interest in certain mineral claims located in the South Mining District of the Northwest Territories, Canada. As consideration, the Corporation paid $15,000 cash and, issued 1,000,000 common shares valued at $0.05 per share or $50,000.

      MAG 1-2 CLAIMS

      Pursuant to an agreement dated August 17, 2004 the Corporation acquired a 100% interest in certain mineral claims located in the South Mining District of the Northwest Territories, Canada. As consideration, the Corporation paid $5,000 cash and issued 750,000 common shares valued at $0.05 per share or $37,500.

DYNAMIC RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in Canadian Dollars)




5.    MINERAL PROPERTIES (cont'd...)

      ALAN CLAIMS

      Pursuant to an agreement dated July 5, 2005, the Corporation acquired a 100% interest in certain mineral claims located in the Northwest Territories, Canada. As consideration, the Corporation paid $4,500 and issued 1,000,000 common shares valued at $50,000.

      ALICE CLAIMS

      Pursuant to an agreement dated October 28, 2005, the Corporation acquired a 100% interest in certain mineral claims located in the Northwest Territories, Canada. As consideration, the Corporation paid $6,000 and issued 900,000 common shares valued at $135,000.


6.    OIL AND GAS PROPERTIES - Note 14

      COOK RANCH DEEP PROSPECT

      Cooke No. 3 Well

      Pursuant to an agreement dated May 12, 2005, the Corporation acquired a 3% working interest and a 75% net revenue interest in an oil and gas prospect located in La Salle County, Texas. As consideration, the Corporation paid $435,277 for acquisition and completion costs of the well. In addition, the Corporation issued 400,000 common shares valued at $20,000 as a finders' fee.

      Cartwright No. 1 Well

      Pursuant to an agreement dated December 12, 2005, the Corporation acquired a 3% working interest and a 73% net revenue interest before payout and 70% after payout in an oil and gas prospect located in La Salle County, Texas. As consideration, the Corporation paid $22,378. Subsequent to December 31, 2005, drilling of the well was completed and completion costs of US$16,476 were paid to the operator.



      MOTLEY AND FLOYD PROSPECT

      Pursuant to an agreement dated September 21, 2005, the Corporation acquired a 100% working interest and a 75% net revenue interest in an oil and gas prospect located in the counties of Motley and Floyd Counties, Texas. As consideration, the Corporation paid $109,626 and issued 900,000 common shares valued at $135,000. The assignor of this prospect holds a 8.3% overriding royalty interest.

      PALO DURO PROSPECT

      Pursuant to an agreement dated November 17, 2005, to acquire a 100% working interest and a 75% net revenue interest in an oil and gas prospect located in Floyd County, Texas, pursuant to which the Corporation paid $379,864 and issued 3,000,000 common shares valued at $405,000. The assignor of this prospect holds a 5% overriding royalty interest.

DYNAMIC RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in Canadian Dollars)




7.    CAPITAL STOCK - Note 14

        An unlimited number of common shares
        An unlimited number of preferred shares

      Preferred shares may be issued in one or more series and the directors are authorized to fix the number of shares in each series and to determine the designation, rights, privileges, restrictions and conditions attached to the shares of each series.

      During the year ended December 31, 2004, the Corporation consolidated its common stock on the basis of ten old shares for one new share. All references to share amounts have been retroactively restated to give effect to the share consolidation.

      During the year ended December 31, 2005, the Corporation:

      i) issued 400,000 common shares in settlement of accounts payable of $20,000;

      ii)issued 13,600,000 units at $0.05 per unit for proceeds of $680,000. Each unit consists of one common share and one common share purchase warrant entitling the holder to acquire one additional common share at $0.15 per share for a period of two years. A finder's fee of $10,000 was paid in connection with this private placement.

     iii)issued  1,100,000  units  at  $0.10  per  unit  for  total proceeds of
         $110,000.   Each  unit  consists  of  one  common  share and one  share purchase warrant entitling the holder to acquire one additional common share at $0.15 for a period of two years.

      iv)issued 3,350,000 units at US$0.12 per unit for total proceeds of $477,013. Each unit consists of one common share and one share purchase warrant entitling the holder to acquire one additional common share at US$0.16 for a period of two years. An agent was granted 335,000 share purchase warrants entitling the holder to acquire one additional common share at US$0.12 per share for a period of two years. A finder's fee of $47,050 and share issue costs of $18,726 were paid in connection with this private placement.

      v) issued 2,066,700 units at $0.15 per unit for total proceeds of $310,005. Each unit consists of one common share and one share purchase warrant entitling the holder to acquire one additional common share at $0.20 for a period of two years. Agents were granted 1,386,667 share purchase warrants entitling the holder to acquire one additional common share at $0.15 per share for a period of two years. Finders' fees of $31,000 were paid in connection with this private placement.

      vi)issued 700,000 common shares at $0.15 per unit pursuant to the exercise of share purchase warrants for total proceeds of $105,000.

     vii)issued 6,200,000 common shares valued at $700,000 as consideration for the acquisition of resource properties.

      During the year ended December 31, 2004, the Corporation:

      i) issued 11,655,986 units pursuant to private placements for gross proceeds of $582,799 of which $2,500 was received during the year ended December 31, 2003. Each unit consists of one share of common stock and one share purchase warrant entitling the holder to purchase one additional common share at $0.15 per share for a period of two years. The Corporation also issued 100,000 shares of common stock at a fair value of $0.05 per share as a financing fee.

DYNAMIC RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in Canadian Dollars)




7.    CAPITAL STOCK - Note 14 (cont'd...)


      ii)issued 200,000 common shares at a fair value of $2,000 and 2,750,000 common shares at a fair value of $137,500 pursuant to the acquisition of mineral properties.

     iii)issued 15,021,839 common shares in settlement of accounts payable of $733,491 and due to related parties of $202,891 at prices ranging from $0.05 to $0.15 per share.


      COMMITMENTS


      A) STOCK OPTION PLAN AND STOCK-BASED COMPENSATION

         The Corporation has established a stock option plan for directors, officers, employees, and consultants. Under the Corporation's stock option plan, the exercise price of each option and vesting terms are determined by the Board, subject to the policies of all regulatory authorities. The aggregate number of shares issuable pursuant to options granted under the plan is limited to 5% of the Corporation's outstanding shares at the time the options are granted. The aggregate number of options granted to any one optionee in a 12-month period is limited to 5% of the outstanding shares of the corporation.

         The following table summarizes the stock options outstanding at December 31, 2005 under the Corporation's stock option plan:

--------------------------------------------------------

    Number       Number    Exercise
  Outstanding  Exercisable  Price    Expiry
--------------------------------------------------------

 2,400,000    2,400,000       $0.10  October 1, 2009
   500,000      500,000        0.10  February 4, 2010
   300,000      300,000        0.10  July 21, 2010
 1,000,000      500,000        0.10  July 28, 2010
   200,000      200,000        0.13  September 12, 2010
   100,000      100,000       0.17  November 30, 2010

 4,500,000    4,000,000

--------------------------------------------------------

DYNAMIC RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in Canadian Dollars)




7.    CAPITAL STOCK - Note 14 (cont'd...)

      COMMITMENTS (cont'd...)

      A) STOCK OPTION PLAN AND STOCK-BASED COMPENSATION (cont'd...)

         A summary of the changes in the Corporation's stock options for the years ended December 31, 2005 and 2004 is presented below:

----------------------------------------------------------------------------

                                 December 31, 2005      December 31, 2004
                               ---------------------------------------------

                                            Weighted               Weighted
                                             Average                Average
                                    Number  Exercise      Number   Exercise
                                of Options     Price  of Options      Price
----------------------------------------------------------------------------

 Outstanding, beginning of year 2,700,000  $    0.10      -      $     -

   Granted                      2,100,000       0.11  2,700,000       0.10
   Cancelled                    (300,000)       0.10      -            -

 Outstanding, end of year       4,500,000  $    0.10  2,700,000  $    0.10
----------------------------------------------------------------------------

 Exercisable, end of year       4,000,000  $    0.10  2,700,000  $    0.10
----------------------------------------------------------------------------

         The Corporation uses the Black-Scholes option valuation model to calculate the fair value of share purchase options at the date of the grant. Option pricing models require the input of highly subjective assumptions, including the expected price volatility. Changes in these assumptions can materially affect the fair value estimate and, therefore, do not necessarily provide a reliable single measure of the fair value of the Corporation's share purchase options.


         During the year ended December 31, 2005, a compensation charge associated with stock options granted to consultants of the Corporation in the amount of $126,947 (2004:$112,000) was recognized in the financial statements. For purposes of the calculations, the following weighted average assumptions were used under the Black-Scholes model:

                                                   2005            2004

                         Risk-free interest rate   3.46%           3.00%
                         Expected dividend yield    0%              0%
                         Expected stock price volatility117%       101%
                         Expected life            5 years         5 years

         The grant-date fair value of options granted during the year ended December 31, 2005 was $0.08 (2004; $0.04).

DYNAMIC RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in Canadian Dollars)




7.    CAPITAL STOCK - Note 14 (cont'd...)

      COMMITMENTS (cont'd...)

      B) SHARE PURCHASE WARRANTS

         At December 31, 2005, the Corporation had 32,014,353 share purchase warrants outstanding enabling holders to acquire the following shares of common stock as follows:

-----------------------------------------------------

  Number of Shares  Exercise Price  Expiry Date
-----------------------------------------------------

     7,445,986          $0.15       March 30, 2006
        60,000          $0.15       August 9, 2006
     3,450,000          $0.15       December 9, 2006
     2,800,000          $0.15       June 17, 2007
    11,200,000          $0.15       August 19, 2007
     1,100,000          $0.15       October 14, 2007
       206,667          $0.15       November 23, 2007
     2,066,700          $0.20       November 23, 2007
     3,350,000        US$0.16       November 23, 2007
       335,000        US$0.12       November 23, 2007

-----------------------------------------------------

8.    RELATED PARTY TRANSACTIONS

      The Corporation incurred the following expenses charged by a director of the Corporation and his spouse:

--------------------------------------------------------

                   Year Ended   Year Ended   Year Ended
                 December 31, December 31, December 31,
                         2005         2004         2003
--------------------------------------------------------

 Management fees $  83,479    $  72,000    $  48,000
 Office             18,122            -         -

                 $ 101,601    $  72,000    $  48,000
--------------------------------------------------------

      These charges were measured by the exchange amount, which is the amount agreed upon by the transacting parties.

      The amounts due to/from directors of the Corporation are unsecured, non-interest bearing and have no specified terms for repayment.

      During the year ended December 31, 2005, the Corporation issued 1,200,000 at $0.05 per unit pursuant to a private placement to directors of the Corporation. Each unit consists of one share of common stock and one share purchase warrant entitling the director to purchase one additional common share at $0.15 per share until August 19, 2007.

DYNAMIC RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in Canadian Dollars)




8.    RELATED PARTY TRANSACTIONS (cont'd...)

      During the year ended December 31, 2004, the Corporation issued:

      i) 4,057,820 shares of common stock to a director of the Corporation in settlement of $202,891 due to this director, and

      ii) 100,000 at $0.05 per unit pursuant to a private placement to a director of the Corporation. Each unit consists of one share of common stock and one share purchase warrant entitling the director to purchase one additional common share at $0.15 per share until April 19, 2006.

9.    CORPORATION INCOME TAXES

      Future income tax assets and liabilities are recognized for temporary differences between the carrying amount of the balance sheet items and their corresponding tax values as well as for the benefit of losses available to be carried forward to future years for tax purposes that are likely to be realized. Significant components of the Corporation's future tax assets and liabilities, after applying enacted corporation income tax rates, are as follows:

------------------------------------------------------------------------

                                                       2005        2004
------------------------------------------------------------------------

 Future income tax assets:
 Net tax non-capital losses carried forward       $380,905  $1,200,575
 Resource deductions                               454,910     657,072
 Share issue costs                                  35,181       7,044
 Valuation allowance for future income tax assets (870,996) (1,864,691)

 Net future income tax assets                     $   -     $   -
------------------------------------------------------------------------

      Management considers it more likely than not that the amounts will not be utilized and accordingly a full valuation allowance has been applied.

      At December 31, 2005, the Corporation has accumulated non-capital losses totaling $1,088,301 which may be applied against future years' taxation income. These losses expire as follows:

 		2006 		$  297,474
 		2007  		   289,423
		2008  		   218,321
 		2009  		   283,083

      				$1,088,301

      At December 31, 2005, the Corporation has accumulated Canadian and Foreign Exploration and Development expense pools totaling $3,285,476. These expenses can be utilized to offset future years' taxable income at various rates and are available indefinitely.

DYNAMIC RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in Canadian Dollars)




10.   NON-CASH TRANSACTIONS

      Investing and financing activities that do not have a direct impact on current cash flows are excluded from the statements of cash flows. The following transactions have been excluded from the statements of cash flows for the year ended December 31, 2005:

      a) The Corporation issued 6,200,000 common shares valued at $745,000 as consideration for the acquisition of resource properties.

      b) The Corporation issued 400,000 units valued at $0.05 per share to settle accounts payable of $20,000.


      The following transactions have been excluded from the statement of cash flows for the year ended December 31, 2004:

      a) The Corporation issued 2,950,000 common shares valued at $139,500 as consideration for the acquisition of resource properties.

      b) The Corporation issued 15,021,839 common shares at $0.05 per share to settle accounts payable of $733,491 and due to related parties of $202,891.

      c) The Corporation issued 100,000 common shares at $0.05 per share as a finder's fee on a private placement.

      d) The  Corporation acquired an interest in a limited partnership  (Note
         4) for $16,759,130. In consideration, the Corporation issued to the vendors promissory notes totalling $16,759,130.



11.   SEGMENTED INFORMATION

      The Corporation operates in one reportable segment being the exploration of resource properties and considers its loss from operations for the year ended December 31, 2005 to relate to this segment.

      The Corporation has mineral properties located in Canada and the U.S.A. and conducts administrative activities from Canada. The total amount of assets attributable to Canada is $17,354,626 and the U.S.A. is $1,662,980.



12.   CONTINGENCY

      During the year December 31, 2002, a Third Party Notice was filed against the Corporation in respect to a breach of an oil and gas permit and service lease and breach of statutory duties to reclaim the subject land. The Corporation was advised that a defense is not required at this time. The estimated cost on this claim, should the Corporation be unsuccessful in its defense of this claim, is undeterminable.

DYNAMIC RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in Canadian Dollars)




13.   COMMITMENTS

      a) Mineral Properties - Note 5

      b) Share capital - Note 7

      c) The Corporation entered into an agreement on July 28, 2005 to pay monthly investor relation fees of US$7,500 until June 30, 2006.

      d) The Corporation entered into an office lease agreement dated September 11, 2005 for the Corporation's head office located in Las Vegas, Nevada. The agreement terminates on September 30, 2007. Minimum annual lease payments are as follows:

                 2006:	$27,982 (US$24,000)
                 2007:   20,986 (US$18,000)
                      	$48,968


14.   SUBSEQUENT EVENTS - Note 5

      Subsequent to December 31, 2005:

      a) The Corporation entered into a 50/50 joint venture acquisition agreement with a company to acquire acreage position in an oil and gas field located in Bossier County, Louisiana, USA. An upfront prospect fee of US$50,000 (US$25,000 each) was paid to a company. The joint venture has agreed to pay the company a US$20 per acre fee for all leasehold, mineral interests or contractual rights acquired by the operator within the prospect area. The agreement is subject to an overriding royalty interest of 1% to 4%.

         This company will have an option, to be exercised within 60 days after notification in writing of payout of each well drilled and successfully completed, to convert its respective overriding royalty interest within each lease in a producing unit to a proportionate working interest effective upon confirmation of payout.

      b) Pursuant to an agreement dated February 20, 2006, the Corporation acquired a 100% working interest and a 75% net revenue interest in certain oil and gas leases located in Floyd County, Texas, pursuant to which the Corporation paid US$277,680 and issued 2,500,000 common shares.

      c) Received subscriptions for 3,043,967 units at $0.15 per unit for total proceeds of $456,595. Each unit consists of one common share and one share purchase warrant exercisable at $0.20 for a period of two years. An agent was granted 269,230 options to acquire units. Each option entitles the agent to acquire one unit having the same characteristics as the subscribers' units.

      d) 3,770,000 common shares were issued pursuant to the exercise of share purchase warrants at $0.15 per share for total proceeds of $565,500.

      e) 3,675,986 warrants exercisable at $0.15 per warrant until April 19, 2006 expired unexercised.

DYNAMIC RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in Canadian Dollars)




15.   COMPARATIVE FIGURES

      Certain of the comparative figures for the years ended December 31, 2004 and 2003 have been reclassified in order to be consistent with the current year's presentation.


16.   DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES

      These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP"). Material variations in the accounting principles, practices and methods used in preparing these consolidated financial statements from principles, practices and methods accepted in the United States ("U.S. GAAP") are described and quantified below.

      A) MINERAL PROPERTIES AND DEFERRED EXPLORATION COSTS

         Under Canadian GAAP, mineral property acquisition and exploration costs may be deferred and amortized to the extent they meet certain criteria. Under U.S. GAAP, mineral property acquisition and exploration costs must be expensed as incurred. Therefore, an additional expense is required under U.S. GAAP.

      B) OIL AND GAS PROPERTIES

         The principal difference between accounting for oil and gas properties as applied in Canada and as applied in the United States is in the method of performing ceiling test evaluations under the full cost method of accounting rules. Canadian GAAP requires recognition and measurement processes to assess impairment of oil and gas properties using estimates of future oil and gas prices and costs plus the cost of unproved properties that have been excluded from the depletion calculation. In the measurement of the impairment, the future net cash flows of a cost centre's proved and probable reserves are discounted using a risk-free interest rate. Under U.S. GAAP, future net cash flows from proved reserves using period-end, non-escalated prices and costs, are discounted to present value and compared to the carrying value of oil and gas properties. The Corporation did not perform a ceiling test as at December 31, 2005 as there was insufficient data available to estimate the proved reserves, and therefore, there are no differences to account for as at December 31, 2005.

      C) COMPREHENSIVE INCOME (LOSS)

         US GAAP requires disclosure of comprehensive income (loss) which, for the Corporation is net income (loss) under US GAAP plus the change in cumulative translation adjustment under US GAAP.

         The concept of comprehensive income (loss) does not come into effect until fiscal years beginning on or after October 1, 2006 for Canadian GAAP.

      D) NEW ACCOUNTING STANDARDS

         Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted could have a material effect on the accompanying financial statements.

DYNAMIC RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in Canadian Dollars)



 16. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (cont'd...)

      The impact of the noted differences between Canadian GAAP and U.S. GAAP on the consolidated balance sheet items as at December 31, 2005 and 2004 is as follows:


                                                         2005                                   2004

                                             Balance                                 Balance
                                              as per                   Balance        as per                    Balance
                                            Canadian                    as per      Canadian                     as per
                                                GAAP   Adjustments   U.S. GAAP          GAAP   Adjustments    U.S. GAAP

Current assets                              $437,652   $   -         $  437,652   $  127,638    $   -       $   127,638

Due from directors                                 -       -                -          6,960        -             6,960
Investment in limited partnership         16,594,221       -         16,594,221   16,686,594        -        16,686,594
Advances for mineral
  property exploration                        14,676       -             14,676       19,492        -            19,492
Mineral properties                           463,912   (463,912)            -        243,596    (243,596)           -
Oil and gas properties                     1,507,145       -          1,507,145          -          -               -

                                         $19,017,606  $(463,912)    $18,553,694  $17,084,280   $(243,596)   $16,840,684

Total liabilities                        $16,739,900  $    -        $16,739,900  $16,791,348   $    -       $16,791,348

Shareholders' equity                     2,277,706   (463,912)     1,813,794     292,932    (243,596)       49,336

                                         $19,017,606 $(463,912)    $18,553,694  $17,084,280 $(243,596)    $16,840,684


         The impact of the noted differences between Canadian GAAP and U.S. GAAP on the consolidated loss for the three years ended December 31, 2005 is as follows:


                                                          2005        2004       2003

Net income (loss) for the year per Canadian GAAP     $(482,415) $  (364,051)  $   4,605
Foreign currency translation adjustment                     82        1,510    (107,220)
Mineral property costs incurred                       (220,316)    (241,596)        -

Net loss for the year per U.S. GAAP                   (702,649)    (604,137)   (102,615)
Foreign currency translation adjustment                    (82)      (1,510)    107,220

Comprehensive income (loss) for the year per US GAAP $(702,731) $  (605,647)  $   4,605


Earnings (loss) per share per U.S. GAAP              $   (0.02) $     (0.03)  $    0.01

Weighted average number of shares
 outstanding per U.S. GAAP                           41,189,782  19,595,448   3,854,657

DYNAMIC RESOURCES CORP.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in Canadian Dollars)




16. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (cont'd...)

      The impact of the noted differences between Canadian GAAP and U.S. GAAP on the consolidated statements of cash flows for the three years ended December 31, 2005 is as follows:






                                                         Year Ended   Year Ended   Year Ended
                                                       December 31, December 31, December 31,
                                                               2005         2004         2003


Cash flows used in operating activities, Canadian GAAP $  (667,393)   $ (518,058)   $ (70,611)
  Adjustments to mineral properties                       (220,316)     (241,596)         -

Cash flows used in operating activities, U.S. GAAP        (887,709)     (759,654)     (70,611)

Cash flows used in investing activities, Canadian GAAP     212,424     1,027,783          -
  Adjustments to mineral properties                        220,316       241,596          -

Cash flows provided by investing activities, U.S. GAAP     432,740     1,269,379          -

Cash flows provided by (used in) financing activities,
 Canadian and U.S. GAAP                                    745,259      (406,831)      73,031

Change in cash for the year                                290,290       102,894        2,420

Cash, beginning of the year                                105,395         2,501           81

Cash, end of the year                                  $   395,685    $  105,395    $   2,501

DYNAMIC RESOURCES CORP.
(Expressed in Canadian Dollars)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
(Expressed in Canadian Dollars)




16. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (cont'd...)


      The impact of the above difference between Canadian and U.S. GAAP on the consolidated statement of shareholders' equity (deficiency) for the three years ended December 31, 2005 is as follows:


-------------------------------------------------------------------------

 Shareholders' deficiency per U.S. GAAP, December 31, 2002  $(1,095,144)
 Add: 2003 comprehensive income                                   4,605
 Add: Share subscriptions received                                2,500

 Shareholders' deficiency per US GAAP, December 31, 2003     (1,088,039)
 Add: Share issuances (net of share issue costs)              1,633,522
 Less: Share subscriptions received in 2003                      (2,500)
 Add: Stock-based compensation                                  112,000
 Less: 2004 comprehensive loss                                 (605,647)

 Shareholders' equity per US GAAP, December 31, 2004             49,336
 Add: Share issuances (net of share issue costs)              2,340,242
 Add: Stock-based compensation                                  126,947
 Less: 2004 comprehensive loss                                 (702,731)

 Shareholders' equity per US GAAP, December 31, 2005         $1,813,794
-------------------------------------------------------------------------





Endnotes

<1>
 A PARTNERSHIP OF INCORPORATED PROFESSIONALS        AMISANO HANSON
                                             CHARTERED ACCOUNTANTS



<2>
750 WEST PENDER STREET, SUITE 604                     TELEPHONE:604-689-0188
VANCOUVER CANADA                                      FACSIMILE:604-689-9773
V6C 2T7                                               E-MAIL: amishan@telus.net